PRESS RELEASE

      UPC SIGNS AGREEMENT IN PRINCIPLE WITH KEY STAKEHOLDER UNITEDGLOBALCOM
                       TO RECAPITALISE UPC'S BALANCE SHEET

o        Reaffirmation of UnitedGlobalCom's commitment to UPC


o        New structure will result in an appropriately capitalised UPC


o Business as usual for UPC's operating companies, customers, business partners and employees


o Proposal to convert all debt at UPC NV and Belmarken<F1> into ordinary shares


o        Existing equity holders to be substantially diluted


o        UPC is confident banks will be supportive of the restructuring process


o        Discussions with group of major third party bondholders commenced


Amsterdam, February 1, 2002 -- United Pan-Europe Communications N.V. ("UPC") announces today that it has signed a Memorandum Of Understanding ("MOU") with its largest shareholder and creditor UnitedGlobalCom ("UGC"), in which Liberty Media Corporation ("Liberty Media") has a 72% economic interest, regarding a series of potential transactions which it is expected will result in a substantial reduction of UPC's existing indebtedness.

Upon completion of the proposed recapitalisation it is expected that approximately EUR 6.0 billion<F2> accreted value of debt and EUR 1.5 billion of the convertible preference share issue shall have been converted into new equity of UPC.

UPC's operating companies continue to perform strongly. The proposed recapitalisation is expected to address UPC's financial leverage primarily at the corporate level.

Pursuant to the terms of the MOU signed with UGC, UGC has agreed in principle to convert approximately EUR 2.6 billion of debt and EUR 0.3 billion of convertible preference shares into new UPC ordinary shares as part of the recapitalisation. UGC acquired its EUR 2.6 billion of UPC debt securities, which includes the EUR
1.0 billion Exchangeable Loan held at Belmarken Holding B.V. ("Belmarken"<F1>) and EUR 1.6 billion<F2> accreted value of UPC public debt ("UPC Notes"), as a result of the recently completed transaction with Liberty.

In connection with the proposed recapitalisation, UPC does not intend today to make the net interest payment of EUR 113 million due today on its outstanding 10 7/8% Senior Notes, 11 1/4% Senior Notes and 11 1/2% Senior Notes. Under the terms of the notes, UPC has until March 3rd, 2002 to cure the non-payment.

--------------------------------
<F1>Subsidiary of UPC NV and issuer of Exchangeable Loan
<F2>USD : EUR exchange rate as of year-end 2001 of 0.8895

UPC is in discussions with an ad hoc group of its senior bank lenders under its primary bank facilities, who intend to form a co-ordinating committee and seek the consent of the broader bank group to a waiver in connection with the default under the bank credit agreement, that would occur in the event that UPC fails to make the interest payment by the expiration of the grace period on March 3rd 2002.

UPC also announces that it has commenced discussions with the remaining holders of UPC Notes ("Noteholders"). A group of these Noteholders, who collectively hold approximately EUR 1.7 billion face value of UPC Notes, have formed a committee which has retained a professional adviser to assist it in negotiating the terms of the proposed recapitalisation.

UGC's commitment to effect the recapitalisation is subject to certain conditions. These include agreement on the final ownership of UPC ordinary shares among UGC, the Noteholders and convertible preference shareholders, receipt of sufficient tenders from Noteholders and a favourable tax structure.

Operationally, UPC enjoyed a strong fourth quarter performance and is able to confirm past market financial guidance for the year ended December 31, 2001, namely revenue at UPC Distribution of EUR 1.2 billion; consolidated Adjusted EBITDA<F3> of approximately EUR (185) - (195) million and consolidated capital expenditure within EUR 950 million.

UPC has now completed the strategic review process it announced on November 14th 2001 and the proposed balance sheet recapitalisation announced today reflects the conclusions of that review. Whilst UPC's strategy continues to reflect its vision of providing triple play services (of television, telephony and internet) on a pan-European basis to its customer base, UPC's plans will now focus on a higher gross margin services and less on unit growth.

Consistent with the changes to the business model, UPC is well underway to reset its cost base and the final results for the year-ended December 31st, 2001 will reflect a one time restructuring charge in this regard. UPC is also in the process of reviewing the carrying value of goodwill relating to past acquisitions in its balance sheet and the year-end results will also make provision for write-offs required in this regard.

At December 31st, 2001 the UPC Group had a consolidated cash balance of over EUR 850 million, virtually all of which resides at its operating subsidiaries and is sufficient to fund these businesses for the foreseeable future.

UPC will be suspending further market guidance on its financial and operational performance as it proceeds with the recapitalisation process.

John Riordan CEO of UPC said:

"UGC has today reaffirmed its support for UPC. We are now in discussions, as part of a controlled process, with our other key constituencies to effect the recapitalisation of UPC's balance sheet at the earliest opportunity. We are confident that our banks will continue to be supportive during the process."

"Operationally for our customers, business partners, suppliers and employees it is business as usual. Our fourth quarter performance was strong. UPC will emerge from this process with a significantly improved balance sheet and the ability and resources to implement its strategy of providing triple play services to our customers on a pan European basis."

--------------------------------
<F3> Adjusted EBITDA represents earnings before interest, tax, depreciation, amortisation, stock based compensation, restructing and impairment charges

Gene Schneider, Chairman and CEO of UGC said:

"Having now completed our own transaction with Liberty Media, as announced on January 30th 2002, in which Liberty Media has taken an 72% economic interest in UGC, as well as our own balance sheet restructuring, we are delighted to have reached agreement in principle today with UPC on a proposed recapitalisation of UPC's balance sheet that will see our various interests in UPC's capital structure converted into equity alongside other stakeholders."

UPC has retained Lazard and JP Morgan Chase to assist the company in implementing its proposed recapitalisation.

United Pan-Europe Communications N.V. (UPC) is one the leading broadband communications and entertainment companies in Europe. With headquarters in Amsterdam, it is active in 17 countries and Israel. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC completed an IPO in February 1999 and its shares are traded on Euronext Amsterdam Exchange (UPC) and NASDAQ (UPCOY). UPC is a consolidated subsidiary of UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

A registration statement relating to the ordinary shares of UPC to be offered in the proposed exchange offer has not been filed with the United States Securities and Exchange Commission. These ordinary shares may not be exchanged or sold, nor may offers to exchange or may offers to buy be accepted prior to the time a registration statement related to these ordinary shares becomes effective. This press release shall not constitute an offer to exchange, sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale in any state in which such offer, exchange, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.

IMPORTANT DATE: The announcement of UPC's results for the three months and year ending December 31st 2001 will occur on March 27th, 2002

For further information please contact:

Investors                             Press

Claire Appleby                        Bert Holtkamp
Director of Investor Relations        Director of Corporate Communications
+44 (0) 20 7661 3500                  +31 (0) 20 778 9447 or +31 (0) 655 38 0594
Email: ir@upccorp.com                 Email: bholtkamp@upccorp.com

Lazard                                Citigate First Financial
Richard Stables                       Carina Hamaker
+ 44 (0) 20 7588 2721                    + 31 (0) 20 575 40 10
Jim Millstein                         Citigate Dewe Rogerson
+1 212 632 6000                      Toby Moore / Alexandra Scrimgeour
                                         + 44 (0) 207 638 9571

JP Morgan Chase
Doug McRae
+1 415 371 4352

Andrea Salvato
+ 44 (0) 20 7325 6460